Condensed Parent-Only Financial Statements of Fushi Copperweld, Inc. under Schedule I of Article 5-04 of Regulation S-X

Restricted Net Assets

Schedule I of Article 5-04 of Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the subsidiaries of Fushi Copperweld, Inc. exceed 25% of the consolidated net assets of Fushi Copperweld, Inc. The ability of our Chinese operating affiliates to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because a significant portion of our operations and revenues are conducted and generated in China, a significant portion of our revenues being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

The condensed parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements. Refer to the consolidated financial statements and notes presented in this 10Q filing for additional information and disclosures with respect to these financial statements.

FUSHI COPPERWELD, INC.

CONDENSED PARENT COMPANY BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

ASSETS
	September 30,	December 31,
	2009	2008
	Unaudited
CURRENT ASSETS:
Cash	$5,522	$30,414
Restricted cash	-	1,000,000
Deposit in derivative hedge	1,000,000	1,000,000
Total current assets	1,005,522	2,030,414

OTHER ASSETS:
Investments in subsidiaries	278,842,423	252,761,912
Deferred loan expense, net	2,400,851	3,188,344
Deferred tax assets	11,057,111	7,804,027
Total other assets	292,300,385	263,754,283

Total assets	$293,305,907	$265,784,697

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable, current	$10,000,000	$5,000,000
Other payables and accrued liabilities	7,237,859	3,613,789
Extinguished convertible note liabilities	6,060,000	-
Cross currency hedge payable	1,071,557	104,324
Total current liabilities	24,369,416	8,718,113

LONG-TERM LIABILITIES:
Intercompany payables	15,842,779	2,512,023
Notes payable, non-current	25,000,000	40,000,000
Fair value of derivative instrument	7,652,664	4,377,076
Total long-term liabilities	48,495,443	46,889,099

Total liabilities	72,864,859	55,607,212

COMMITMENTS AND CONTINGENCIES		7,197,794

SHAREHOLDERS' EQUITY:
Preferred stock,$0.001 par value, 5,000,000 shares authorized, none issued or outstanding as of September 30, 2009 and December 31, 2008	-	-
Common stock,$0.006 par value, 100,000,000 shares authorized,
September 30, 2009: 30,543,716 shares issued and 28,343,716 outstanding
December 31, 2008: 27,499,034 shares issued and 27,399,034 outstanding	170,063	164,395
Restricted common stock in escrow	13,200	600
Additional paid in capital	105,197,671	91,172,889
Common stock subscription receivable	(5,919,597)	-
Statutory reserves	14,979,861	12,316,147
Retained earnings	88,450,843	78,613,158
Accumulated other comprehensive income	17,549,007	20,712,502
Total shareholders' equity	220,441,048	202,979,691

Total liabilities and shareholders' equity	$293,305,907	$265,784,697

FUSHI COPPERWELD, INC.

CONDENSED PARENT COMPANY STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

OPERATING EXPENSES

General and administrative expenses	$600,777	$765,766	$2,701,597	$3,429,862
Total operating expenses	600,777	765,766	2,701,597	3,429,862

OTHER INCOME (EXPENSE)

Interest and other expense, net	(1,055,023)	(1,252,839)	(3,859,033)	(5,770,730)
(Loss) gain on derivative instrument	(1,199,438)	(32,482)	(1,581,812)	322,708
Gain on convertible note extinguishment	3,842,935		3,842,935
Change in fair value of derivative liabilities	(2,058,352)	-	(7,933,312)	-
Total other expense, net	(469,878)	(1,285,321)	(9,531,222)	(5,448,022)

EQUITY INCOME EARNINGS OF SUBSIDIARIES	9,377,210	10,991,647	22,838,284	31,480,891

INCOME BEFORE INCOME TAXES	8,306,555	8,940,560	10,605,465	22,603,007

BENEFIT FOR INCOME TAXES	(888,378)	(106,390)	(3,253,085)	(1,295,285)

NET INCOME	9,194,933	9,046,950	13,858,550	23,898,292

OTHER COMPREHENSIVE INCOME
Unrealized gain on marketable securities	-	-	-	22,301
Foreign currency translation adjustment	72,136	1,899,163	112,093	14,062,515
Change in fair value of derivative instrument	237,768	3,940,908	(3,275,588)	3,209,403

COMPREHENSIVE INCOME	$9,504,837	$14,887,021	$10,695,055	$41,192,511

FUSHI COPPERWELD, INC.

CONDENSED PARENT COMPANY STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$13,858,550	$23,898,292
Adjustments to reconcile net loss
used in operating activities:
Equity in earnings of subsidiaries	(22,838,284)	(31,480,891)
Deferred taxes	(3,253,085)	(1,295,286)
Amortization of loan commission	787,492	2,495,899
Interest penalty	-	710,544
Amortization of stock compensation expense	1,108,254	1,437,557
Loss (gain) on derivative instrument	1,581,812	(322,708)
Gain on convertible note extinguishment	(3,842,935)	-
Change in fair value of derivative liabilities	7,933,312	-
Investment loss on marketable securities	-	16,158
Change in operating assets and liabilities:
Net intercompany payables	13,330,755	4,086,624
Other payables and accrued liabilities	(2,866,051)	(2,312,830)
Net cash provided by (used in) operating activities	5,799,820	(2,766,641)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in subsidiaries	(3,130,132)	(849,980)
Proceeds from sale of marketable securities	-	2,983,842
Deposit in derivative hedge	-	(1,000,000)
Payments on derivative instrument	(614,580)	-
Proceeds from derivative instrument	-	973,556
Net cash (used in) provided by investing activities	(3,744,712)	2,107,418

CASH FLOWS FROM FINANCING ACTIVITIES:
Release of restricted cash	1,000,000	-
Payment of high yield notes payable	(5,000,000)	-
Proceeds from exercise of stock warrants	-	139,394
Proceeds on issuance of common stock and warrants	1,920,000	-
Net cash (used in) provided by financing activities	(2,080,000)	139,394

DECREASE IN CASH	(24,892)	(519,829)

CASH, beginning of period	30,414	591,087

CASH, end of period	$5,522	$71,258

SUPPLEMENTAL CASH FLOWS DISCLOSURE:
Interest paid	$3,375,092	$4,233,231